SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 15, 2001

CONTINENTAL AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-09781	74-2099724
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 324-2950

(Registrant's telephone number, including area code)

Item 5. Other Events.

Recent Developments

On September 11, 2001, terrorists hijacked four commercial aircraft operated by two U.S. air carriers, crashing two aircraft into the towers of the World Trade Center in New York City, one aircraft into the Pentagon in Washington, D.C., and one aircraft into a field in Pennsylvania, causing substantial loss of life and property. The Federal Aviation Administration ("FAA") ordered all U.S. aircraft grounded immediately as well as all other aircraft operating in the United States. This grounding effectively lasted for three days, and the Company was able to operate only a portion of its scheduled flights for several days thereafter. Passenger traffic and yields on the Company's flights declined significantly when flights were permitted to resume, and the Company refunded significant numbers of tickets. Since that time, the Company has experienced materially reduced revenue and has incurred additional costs as compared to its forecasts made prior to September 11, 2001. Although load factors on the Company's domestic flights are gradually increasing to levels similar to what it experienced prior to September 11, 2001 (however on significantly less capacity), load factors on its international flights, and yields on its domestic and international flights, remain at unusually low levels.

On September 15, 2001, the Company announced that it would immediately reduce its flight schedule by approximately 20 percent on a systemwide available seat mile basis and would be forced to furlough approximately 12,000 employees in connection with the schedule reduction. This schedule reduction and furlough resulted from the then current and anticipated adverse effects on demand for air travel caused by the terrorist attacks and the operational and financial costs of significantly increased security requirements. At October 15, 2001, the Company had reduced its systemwide available seat miles by approximately 18% as compared with capacity immediately prior to September 11, 2001. The original furlough estimate has been reduced by approximately 3,500 employees through the use of Company offered leaves of absence and retirements, and the Company had completed a majority of the furloughs at October 15, 2001. The Company's future schedule will vary as the Company reacts to continuing changes in demand and yields, as well as normal factors such as seasonality and fleet composition.

On September 21, 2001, Congress passed, and the President subsequently signed into law, the Air Transportation Safety and System Stabilization Act (the "Stabilization Act"), which provides, among other matters, for (i) $5 billion in payments to compensate U.S. air carriers for losses incurred by the air carriers as a result of the terrorist attacks on the United States that occurred on September 11, 2001, (ii) $10 billion in federal credit instruments (loan guarantees) to U.S. air carriers to guarantee loans from lenders to those air carriers, subject to certain conditions and fees, including the potential requirement that the Government be issued warrants or other equity instruments in connection with such loan guarantees, (iii) limitations on air carrier officer and employee compensation if the air carrier receives federal loan guarantees, (iv) provisions designed to ensure the continuity of air service to communities, including Government subsidized essential air service to small communities, (v) reimbursement to U.S. air carriers by the Government of certain increased insurance costs for the operation of aircraft incurred by air carriers, (vi) deferral of the payment by U.S. air carriers of certain taxes, and (vii) limitations of liability for U.S. air carriers, and establishment of a federal victims compensation fund and claims procedure, relating to the terrorist attacks of September 11, 2001, and at the discretion of the Secretary of Transportation, limitations of liability for U.S. air carriers for acts of terrorism committed during a 180-day period following enactment of the Stabilization Act.

Aviation insurers have significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events ("war-risk coverage") and increased the premiums significantly for such coverage and for war-risk coverage for liability to passengers, and for aviation insurance generally. Some of the Company's vendors have also seen their war-risk insurance coverage cancelled or substantially reduced, and some vendors threatened to cease providing service to the Company and other airlines as a result. The Stabilization Act mitigated the immediate effects of changes in the aviation insurance market by permitting the Secretary of Transportation to insure air carriers and to reimburse air carriers for certain increased costs of coverage for risks arising from the operation of aircraft, and, for a period of 180 days after enactment, to ensure that vendors, agents and subcontractors of air carriers are not responsible in cases of acts of terrorism for losses suffered by third parties that exceed the amount of such entities' liability coverage. Pursuant to the Stabilization Act, the Government has issued war risk coverage to U.S. air carriers for renewable 30-day periods.

On September 27, 2001, the Company and its wholly owned subsidiaries, ExpressJet Airlines, Inc. ("Continental Express") and Continental Micronesia, Inc., received a total of $212.6 million from the U.S. Government under the Stabilization Act. The Company and its subsidiaries expect to receive additional payments under the Stabilization Act before the end of the calendar year in an amount approximating that already received. The payments are for partial compensation for the direct losses incurred beginning on September 11, 2001, resulting from the FAA grounding, and for related subsequent losses expected to be incurred through December 31, 2001.

At September 30, 2001, the Company had on firm order from The Boeing Company 63 narrowbody and 21 widebody aircraft, with an estimated aggregate cost of approximately $4.0 billion. 24 of the 26 aircraft deliverable from Boeing through March 2002 have been pre-financed, and the Company intends to take delivery of all of the pre-financed aircraft. Of the remaining 60 aircraft deliverable prior to November 2005, the Company has backstop financing available from Boeing for 13 widebody aircraft, subject to negotiation of certain terms. The Company is in discussions with Boeing concerning the deferral of some of its firm order aircraft, which are scheduled to be delivered between 2002 and 2005. Additionally, at September 30, 2001, Continental Express had on firm order from Empresa Brasileira de Aeronautica S.A. ("Embraer") 148 regional jets, with an estimated aggregate cost of approximately $2.3 billion. Neither Continental Express nor the Company has any obligation to take any of the Embraer aircraft under firm commitments if they are not financed by a third party and leased to the Company or Continental Express. Continental Express currently anticipates taking delivery of all the regional jets on firm order, provided they are so financed.

As a result of the reduction in the number of scheduled flights flown by the Company following the terrorist attacks on September 11, 2001, the Company has, as of October 15, 2001, temporarily grounded all 25 of its DC 10-30 aircraft, 30 of its MD-80 aircraft, 11 of its EMB-120 turboprop aircraft and 6 of its ATR-42 turboprop aircraft. The Company will continue to evaluate whether to return these aircraft to service, which will be primarily dependent on demand and yield in the coming months. It is possible that all or a significant portion of these aircraft will be permanently removed from service at a later date, resulting in a special charge for impairment and exit costs, which charge would be material and which could affect the Company's compliance with covenants contained in certain of its bank debt with a principal amount outstanding at October 15, 2001 of approximately $356 million, unless the terms of that bank debt are modified beforehand.

Although traffic on many of the Company's flights has continued to increase on significantly reduced capacity, yields remain low, resulting in revenue per available seat mile, or RASM, being significantly below levels in the comparable periods in 2000 and significantly below levels forecast by the Company prior to September 11, 2001. The Company's systemwide (mainline jet) RASM for the period between September 11 and September 30, 2001 was approximately 36% lower than its systemwide RASM for the comparable period in 2000, and it estimates that its systemwide RASM for the period between October 1 and October 14, 2001 was approximately 26% to 28% lower than its systemwide RASM for the comparable period in 2000. Moreover, certain routes, such as the transpacific and transatlantic routes, have been more adversely affected than the U.S. domestic or other routes. The reduced systemwide RASM is the result of lower load factors following the terrorist attacks, a worsening of the general economic slowdown that had already been affecting the Company's business prior to the attacks, corporate travel restrictions imposed by a number of companies in the wake of the September 11, 2001 attacks, and various fare sales designed to encourage passengers to travel after the attacks. Although the Company has taken aggressive action to reduce its costs, including significant reductions in workforce, many of the Company's costs are fixed over the intermediate to longer term, so that the Company is not able to reduce its costs as quickly as it is able to reduce its capacity.

The impact of the terrorist attacks of September 11, 2001 and their aftermath on the Company and the sufficiency of its financial resources to absorb that impact will depend on a number of factors, including: (1) the adverse impact of the terrorist attacks on the economy in general; (2) the level of air travel demand, business mix and yields; (3) the Company's ability to reduce its operating costs and conserve its financial resources, taking into account the increased costs it will incur as a consequence of the attacks, including those referred to herein; (4) the higher costs associated with new FAA security directives and any other increased regulation of air carriers; (5) the significantly higher costs of aviation insurance coverage, and the extent to which such insurance (and war risk coverage for vendors) will continue to be commercially available to the Company and its vendors; (6) the ability of the Company to reduce costs to a level that takes into account the significantly reduced size of its operation, and the timing of those cost reductions; (7) the Company's ability to raise financing in light of the various factors referred to herein, including limitations imposed by the Government in recently promulgated regulations relating to the application for loan guarantees under the Stabilization Act; (8) the price and availability of jet fuel, and the availability to the Company of fuel hedges in light of current industry conditions; (9) the extent of uncompensated losses to the Company as a result of the terrorist attacks and their aftermath and the FAA's shutdown of the U.S. air traffic system; (10) any resulting declines in the values of the aircraft in the Company's fleet; (11) the extent of the benefits received by the Company under the Stabilization Act, taking into account any challenges to and interpretations or amendments of the Stabilization Act or regulations issued pursuant thereto; and (12) the ability of the Company to retain its management and other employees in light of current industry conditions and their impact on compensation and morale.

At this point, due in part to the lack of predictability of future traffic, business mix and yields, the Company is unable to estimate the impact on it of the events of September 11, 2001 and their consequences and the sufficiency of its financial resources to absorb that impact, including the mitigating effects of recently increased traffic, the Stabilization Act and the Company's cost-cutting measures. However, given the magnitude of these unprecedented events and the possible subsequent effects, the adverse impact to the Company's financial condition, results of operations and prospects may be material.

Risk Factor

Negative Impact of Terrorist Attacks Could Be Material to the Financial Condition, Results of Operations and Prospects of the Company

Among the effects experienced by the Company from the September 11, 2001 terrorist attacks have been significant flight disruption costs caused by the FAA imposed grounding of the U.S. airline industry's fleet, significantly increased security and other costs, significantly higher ticket refunds, significantly reduced load factors, and significantly reduced yields. Further terrorist attacks using commercial aircraft in flight could result in another grounding of the Company's fleet, and would likely result in significant reductions in load factor and yields, along with increased ticket refund and security and other costs. In addition, terrorist attacks not involving commercial aircraft, or the general increase in hostilities relating to reprisals against terrorist organizations or otherwise, could result in decreased load factors and yields for airlines, including the Company, and could also result in increased costs. For instance, fuel costs, which have declined since September 11, 2001, could escalate if oil-producing countries are impacted by hostilities or choose to reduce output, which could also impact fuel availability. The Company currently has no fuel hedges in place to protect against price increases. Premiums for aviation insurance have increased substantially, and could escalate further, or certain aviation insurance could become unavailable or available only for reduced amounts of coverage, which would result in the Company failing to comply with the levels of insurance coverage required by aircraft lenders and lessors or required by regulations. Additionally, war risk coverage or other insurance might cease to be available to the Company's vendors, or might be available only at significantly increased premiums or for reduced amounts of coverage, which could adversely impact the Company's operations or costs.

As described in "Recent Developments," the terrorist attacks of September 11, 2001 involving commercial aircraft have had adverse effects on the Company and the airline industry generally. Those effects continue, although they have been mitigated by recently increased traffic, the Stabilization Act and the Company's cost-cutting measures. Moreover, additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks, could further negatively impact the Company and the airline industry, and that impact could be material to the financial condition, results of operations and prospects of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

By /s/ Jennifer L. Vogel

Jennifer L. Vogel

Vice President and

General Counsel

October 15, 2001